Exhibit 23.3.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1, included in the 401(k) Profit Sharing Plan Prospectus Supplement, of our report dated July 28, 2003 relating to the financial statements of The New Haven Savings Bank Profit Sharing Plan with Cash or Deferred Arrangement, which appears in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Hartford, CT

January 29, 2004